EXHIBIT (m)(5)

                        EATON VANCE INCOME FUND OF BOSTON

                            CLASS R DISTRIBUTION PLAN


     WHEREAS, Eaton Vance Income Fund of Boston (the "Trust") engages in business as an open-end management investment company with multiple series (each with multiple classes), and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of Class R shares of the series identified on Schedule A hereto (each a "Fund");

     WHEREAS, the Trust intends to compensate the Principal Underwriter for its distribution services in connection with the sale of Class R shares of a Fund by paying the Principal Underwriter a monthly distribution fee from assets attributable to Class R shares;

     WHEREAS, the Trust intends to pay service fees from assets attributable to Class R shares of a Fund as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Rules") to the Principal Underwriter (from which the Principal Underwriter may pay service fees to investment dealers and other third parties based on the amount of certain Class R shares sold through them and remaining outstanding for specified periods of time);

     WHEREAS, such service fees will compensate the Principal Underwriter, investment dealers and other third parties for providing personal services and/or maintaining shareholder accounts;

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Trust, each Fund listed on Schedule A and the holders of Class R shares of each such Fund.

     NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (the "Plan") on behalf of each Fund listed on Schedule A in accordance with Rule 12b-1 under the Act and containing the following terms and conditions:

     1. The Principal Underwriter will provide the Fund with such distribution services and facilities as the Fund may from time to time consider necessary to enhance the sale of Class R shares, and the Principal Underwriter shall pay such compensation to investment dealers and other third parties as it considers appropriate to encourage distribution of such shares. The Principal Underwriter will also provide such personal and account maintenance services as the Trust may from time to time consider necessary to enhance the provision of personal services and/or the maintenance of shareholder accounts, and the Principal Underwriter may pay such service fees from assets attributable to Class R shares to investment dealers and other third parties as it considers appropriate to encourage the provision of personal services and/or the maintenance of shareholder accounts.

     2. The Fund shall pay a monthly distribution fee to the Principal Underwriter from assets attributable to Class R shares on the last day of each month. Such distribution fee shall be in an amount not to exceed on an annual basis .50% of the average daily net assets attributable to Class R shares. For the purposes of this Plan, daily net assets shall be computed in accordance with

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the governing  documents of the Trust and applicable votes and determinations of the Trustees of the Trust. All distribution fees are being paid in consideration for the distribution services and facilities to be furnished to the Trust hereunder by the Principal Underwriter.

     3. Appropriate adjustment of payments made pursuant to Section 2 of this Plan shall be made whenever necessary to ensure that no such payment shall cause a Class R to exceed the applicable maximum cap imposed on asset-based, front-end and deferred sales charges by paragraph (5) of subsection (d) of Rule 2830 of the NASD Rules.

     4. In addition to the payments of distribution fees to the Principal Underwriter provided for in Section 2, the Fund shall pay from assets attributable to Class R shares a quarterly service fee to the Principal Underwriter on the last day of each calendar quarter of the Fund. Such service fee shall be in an amount equal on an annual basis to .25% of the average daily net assets attributable to Class R shares. All service fees are being paid to the Principal Underwriter hereunder in consideration for the personal and/or account maintenance services to be furnished by the Principal Underwriter and for the payment of service fees by the Principal Underwriter to investment dealers and other third parties in connection with the provision of personal services and/or the maintenance of shareholder accounts.

     5. This Plan shall not take effect until it has been approved by both a majority of (i) those Trustees of the Trust who are not "interested persons" of the Trust or the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     6. Any agreements between the Trust on behalf of the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for in Section 5.

     7. This Plan shall continue in effect for one year from the date of its execution and shall continue indefinitely thereafter, but only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 5.

     8. The persons authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall be the President or any Vice President or the Treasurer of the Trust. Such persons shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     9. This Plan may be terminated as to any Fund with respect to its Class R shares at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class R voting securities of the Fund.

     10. This Plan may not be amended to increase materially the payments to be made by Class R shares of the Fund as provided in Sections 2, 3 and 4 unless such amendment, if required by law, is approved by a vote of at least a majority of the Class R outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in
Section 5. Additional series of the Trust which are to become a Fund hereunder will become subject to this Plan and governed hereby upon approval by the Trustees of the Trust and amendment of Schedule A.

     11. While this Plan is in effect, the selection and nomination of the Rule 12b-1 Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.

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     12. The Trust shall preserve copies of this Plan and any related agreements made by the Trust and all reports made pursuant to Section 8, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

     13. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Class R shares of a Fund pursuant to this Plan shall be limited in all cases to the assets attributable to such Class R shares and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Trust or any other class or series of the Trust.

     14. When used in this Plan, the term "service fees" shall have the same meaning as such term is used in subsections (b) and (d) of Rule 2830 of the NASD Rules. When used in this Plan, the term "vote of a majority of the outstanding Class R voting securities of the Fund" shall mean the vote of the lesser of (a) 67 per centum or more of the Class R shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding Class R shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Class R shares of the Fund.

     15. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

     16. This Plan shall be effective with respect to a specific Fund on the date that Fund begins offering its Class R shares.


                              Adopted June 16, 2003

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                                   SCHEDULE A
                                   ----------

                        EATON VANCE INCOME FUND OF BOSTON
                            CLASS R DISTRIBUTION PLAN


              Fund                                            Adopted:
              ----                                            --------

Eaton Vance Income Fund of Boston                           June 16, 2003




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